Exhibit U

Execution Version

Dated April 30, 2021

Han Shaoyun

as Guarantor

and

Ascendent Capital Partners III, L.P.

and

Titanium Education (Cayman) Limited

as Beneficiaries

PERSONAL GUARANTEE

WARNING

If you sign this document, you will be legally bound by it. YOU MAY HAVE TO PAY the Beneficiaries if any Obligor does not. We recommend that you obtain independent legal advice before you sign this document.

CONTENTS

1.	Definitions and Interpretation	1
2.	Guarantee and Indemnity	2
3.	Continuing Guarantee	2
4.	Reinstatement	3
5.	Waiver of Defences	3
6.	Immediate Recourse	3
7.	Appropriations	4
8.	Deferral of Guarantor’s Rights	4
9.	Additional Security	4
10.	Representations and Warranties	5
11.	General Undertakings	7
12.	Currency Conversion	7
13.	Set-Off	8
14.	Notices	8
15.	Costs and Expenses	9
16.	Assignments and Transfers	9
17.	Partial Invalidity	10
18.	Remedies and Waivers	10
19.	Amendments and Waivers	10
20.	Governing Law	10
21.	Enforcement	10

i

THIS GUARANTEE is dated April 30, 2021 and made among:

(1)	Han Shaoyun, a PRC national with PRC Identity Card No. [******], whose address is at 6F, No.1, Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, the PRC (the “Guarantor”);

(2)	Ascendent Capital Partners III, L.P., an exempted limited partnership formed under the Laws of the Cayman Islands (the “Sponsor”); and

(3)	Titanium Education (Cayman) Limited, an exempted company incorporated under the Laws of the Cayman Islands with its registered office at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Investor,” together with the Sponsor, the “Beneficiaries”).

IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions and Interpretation

1.1	In this Guarantee:

“Equity Commitment Letter” means the equity commitment letter entered into by and among Issuer, Parent, the Guarantor and the Sponsor dated the date hereof.

“Guaranteed Liabilities” has the meaning set out in Clause 2.1(c) (Guarantee and Indemnity).

“Obligors” means collectively Parent and Issuer, and each of them, an “Obligor.”

“Party” means a party to this Guarantee.

“PRC” means the People’s Republic of China, excluding, for purposes of this Guarantee, Hong Kong, Macau Special Administrative Region and Taiwan.

“Relevant Jurisdiction” means the Guarantor’s jurisdiction of domicile.

“Transaction Documents” means collectively the following documents as amended, varied, novated or supplemented from time to time.

(a)           the Equity Commitment Letter;

(b)           the Interim Investor Agreement;

(c)           the Consortium Agreement;

(d)           the Purchase Agreement;

(e)	any other document entered into by and among the Guarantor and/or its Affiliates and the Beneficiaries and/or any of their Affiliates; and

(f)	any other document in connection with the foregoing.

1.2	Unless a contrary indication appears, capitalized terms used but not defined herein shall have the meaning ascribed to them in the Equity Commitment Letter and/or Merger Agreement, where appropriate.

1.3	This Guarantee shall take effect as a deed notwithstanding the Beneficiaries may only execute it under hand.

1.4	Unless expressly provided to the contrary in a Transaction Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Guarantee. Notwithstanding any term of any Transaction Document, the consent of any third person who is not a Party is not required to rescind or vary this Guarantee at any time.

2.	Guarantee and Indemnity

2.1           In consideration of the Beneficiaries and/or any of their Affiliates entering into the Transaction Documents, the Guarantor hereby irrevocably and unconditionally:

(a)	effective from the Payment Date and until the earlier of (A) the Closing and (B) the completion of the Unwind:

(i)	guarantees to the Beneficiaries the due and prompt payment of all sums payable by Issuer or Parent owed to the Beneficiaries and/or any of their Affiliates under the Equity Commitment Letter, the Interim Investor Agreement, the Purchase Agreement and/or the Notes, and the due and punctual performance of each obligation by Issuer and Parent under the Equity Commitment Letter, the Interim Investor Agreement, the Purchase Agreement and/or the Notes; and

(ii)	undertakes with the Beneficiaries that, whenever Issuer or Parent does not promptly pay any amount due to the Beneficiaries and/or any of their Affiliates under the Equity Commitment Letter, the Interim Investor Agreement, the Purchase Agreement and/or the Notes, the Guarantor shall immediately on demand pay that amount within the specified timeframe as required by the Beneficiaries as if he were the principal obligor, in respect of such amount;

(b)	effective from the date hereof and until the earlier of (A) the Closing and (B) the completion of the Unwind, guarantees to the Beneficiaries the due and punctual performance of each of Parent and Issuer of its respective obligations under the Transaction Documents; and

(c)	agrees with the Beneficiaries that if any obligation guaranteed by him as set forth in Clauses 2.1(a) and 2.1(b) above (the “Guaranteed Liabilities”) is or becomes unenforceable, invalid or illegal, he will, as an independent and primary obligation, indemnify the Beneficiaries and/or any of their Affiliates immediately on demand against any cost, loss or liability it incurs as a result of any Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Transaction Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount he would have had to pay under this Guarantee if the amount claimed had been recoverable on the basis of a guarantee.

3.	Continuing Guarantee

This Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

4.	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by any of the Beneficiaries in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

5.	Waiver of Defences

The liability of the Guarantor under this Guarantee will not be affected by an act, omission, matter or thing which, but for this Guarantee, would reduce, release or prejudice any of his liability under this Guarantee (without limitation and whether or not known to him or any of the Beneficiaries) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or any other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Transaction Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any document or security;

(g)	any insolvency or similar proceedings; or

(h)	the Transaction Documents or any other documents in connection therewith not being executed by or binding upon any other party.

6.	Immediate Recourse

The Guarantor waives any right he may have of first requiring any of the Beneficiaries (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Guarantee. This waiver applies irrespective of any Law or any provision of a Transaction Document to the contrary.

7.	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Transaction Documents have been irrevocably paid in full, the Beneficiaries (or any trustee or agent on their behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Beneficiaries (or any trustee or agent on their behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Guarantee.

8.	Deferral of Guarantor’s Rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Transaction Documents have been irrevocably paid in full and unless the Beneficiaries otherwise directs, the Guarantor will not exercise or otherwise enjoy the benefit of any right which he may have by reason of performance by him of his obligations under the Transaction Documents or by reason of any amount being payable, or liability arising, under this Guarantee:

(a)	to be indemnified by any Obligor;

(b)	to claim any contribution from any other guarantor of or provider of security for any Obligor’s obligations under the Transaction Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Beneficiaries and/or their Affiliates under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Beneficiaries;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under this Guarantee;

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with the Beneficiaries.

If the Guarantor shall receive any benefit, payment or distribution in relation to any such right he shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Beneficiaries by the Obligors under or in connection with the Transaction Documents to be paid in full) on trust for the Beneficiaries, and shall promptly pay or transfer the same to the Beneficiaries.

9.	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any of the Beneficiaries.

10.	Representations and Warranties

The Guarantor makes the representations and warranties set out in this Clause 10 to the Beneficiaries on the date of this Guarantee.

10.1	Status and capacity

(a)	The Guarantor is a natural person, a citizen of the PRC (with PRC Identity Card No. [******]), of legal age, with full legal capacity and individual power to execute, deliver and perform his obligations under this Guarantee and the transactions contemplated hereunder and is not, by reason of illness or incapacity (whether mental or physical) incapable of managing his own affairs.

(b)	The Guarantor is of sound mind.

(c)	The Guarantor is domiciled and resident for tax purposes in the PRC.

(d)	No order has been made or receiver appointed in respect of the Guarantor under the Mental Health Ordinance (Cap. 316 of the Laws of Hong Kong) nor has any step or procedure been taken in any other jurisdiction which would restrict his ability or legal capacity to enter into the Transaction Documents to which he is a party or would require the approval of any person or authority.

(e)	The Guarantor is acting as principal and for his own account and not as agent or trustee or in any other capacity on behalf of any person.

10.2	Binding obligations

The Guarantor’s obligations expressed to be assumed by him in this Guarantee are legal, valid, binding and enforceable obligations.

10.3	Non-conflict with other obligations

The entry into and performance by him of, and transactions contemplated by, this Guarantee do not and will not conflict with:

(a)	any Law or regulation applicable to him; or

(b)	agreement or instrument binding on the Guarantor or any of his assets.

10.4	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable him lawfully to enter into, exercise his rights and comply with its obligations in the Transaction Documents to which he is a party; and

(b)	to make the Transaction Documents to which he is a party admissible in evidence in his Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

10.5	Transaction Documents

He has been provided with, and acknowledges receipt of, a copy of each Transaction Document.

10.6	Bankruptcy

No:

(a)	action, legal proceeding or other procedure or step in relation to:

(i)	bankruptcy;

(ii)	a composition, compromise, assignment or arrangement with any of his creditors;

(iii)	the appointment of a trustee in bankruptcy or other similar officer in respect of him or any of his assets; or

(iv)	enforcement of any security over any of his assets,

or any analogous procedure or step; or

(b)	creditor’s process against him.

has to his knowledge been threatened in relation to him.

10.7	No default

No event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on the Guarantor or to which his assets are subject which might have a material adverse effect on his ability to perform his obligations under this Guarantee.

10.8	No misleading information

(a)	Any information provided by the Guarantor to the Beneficiaries was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Nothing has occurred or been omitted from the information so provided and no information has been given or withheld that results in the information provided by or on behalf of the Guarantor being untrue or misleading in any material respect.

10.9	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a material adverse effect on the Guarantor’s ability to perform his obligations under this Guarantee has or have (to the best of his knowledge and belief) been started or threatened against him.

10.10	Immunity

(a)	The Guarantor’s entry into this Guarantee, and the exercise by him of his rights and performance of his obligations under this Guarantee, will constitute private and commercial acts performed for private and commercial purposes.

(b)	None of the Guarantor’s assets is entitled to immunity on any grounds from any legal action or proceeding (including, without limitation, suit, attachment prior to judgment, execution or other enforcement).

10.11	Repetition

The representations set out in this Clause 10 are deemed to be made by the Guarantor by reference to the facts and circumstances then existing on each day on which any part of the Guaranteed Liabilities are outstanding.

11.	General Undertakings

11.1	Pari passu ranking

The Guarantor undertakes:

(a)	that his obligations and liabilities under this Guarantee will at all times rank (except in respect of statutory preferential debts) at least pari passu with all his other present and future unsecured indebtedness; and

(b)	not to take or receive any security in respect of his liability under this Guarantee.

11.2	Insolvency proceedings

The Guarantor shall not take or enter into any corporate action, legal proceedings or other procedure or step in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness or bankruptcy, in respect of himself;

(b)	a composition or arrangement with any of his creditors, or an assignment for the benefit of any of his creditors generally or a class of such creditors;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of himself or any of his assets; or

(d)	enforcement of any security over any of his assets,

or take or enter into any analogous procedure or step in any jurisdiction.

12.	Currency Conversion

12.1	For the purpose of or pending the discharge of any of the Guaranteed Liabilities the Beneficiaries may convert any moneys received or recovered by it from one currency to another, at the spot rate at which it is able to purchase the currency in which the Guaranteed Liabilities are due with the amount received.

12.2	The obligations of the Guarantor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

13.	Set-Off

The Beneficiaries may set off any matured obligation due from the Guarantor under this Guarantee (to the extent beneficially owned by the Beneficiaries) against any matured obligation owed by the Beneficiaries to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Beneficiaries may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

14.	Notices

14.1	Communications in writing

Any communication to be made under or in connection with this Guarantee shall be made in writing and, unless otherwise stated, may be made by fax, email or letter.

14.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Guarantee is:

(a)	that identified with his name below;

(b)	in the case of the Beneficiaries, that identified in clause 14 (Notices) of the Equity Commitment Letter; or

(c)	any substitute address, fax number or department or officer as the Party may notify to the other Party by not less than five Business Days’ notice.

14.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with this Guarantee will be effective:

(i)	if by way of fax, only when received in legible form; or

(ii)	if by way of letter, only when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to him at that address;

and, in the case of the Beneficiaries, if a particular department or officer is specified as part of its address details provided under Clause 14.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Beneficiaries will be effective only when actually received by the Beneficiaries.

(c)	Any communication or document made or delivered to an Obligor in accordance with clause 14 (Notices) of the Equity Commitment Letter will be deemed to have been made or delivered to the Guarantor.

14.4	Electronic communication

(a)	Any communication to be made between the Parties under or in connection with this Guarantee may be made by electronic mail or other electronic means (including by way of posting to a secure website) if the Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between the Guarantor and the Beneficiaries may only be made in that way to the extent that the Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between the Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by the Guarantor to the Beneficiaries only if it is addressed in such a manner as the Beneficiaries shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5 p.m. in the place in which the Party to whom the relevant communication is sent or made available has his or its address for the purpose of this Guarantee shall be deemed only to become effective on the following day.

14.5	English language

(a)	Any notice given under or in connection with this Guarantee must be in English.

(b)	All other documents provided under or in connection with any Transaction Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Beneficiaries, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

15.	Costs and Expenses

The Guarantor shall within three Business Days of demand, pay to the Beneficiaries the amount of all costs and expenses, (including legal fees) reasonably incurred by the Beneficiaries in connection with the preservation, or exercise and enforcement, of any rights under or in connection with this Guarantee or any attempt so to do.

16.	Assignments and Transfers

16.1	The Guarantor may not assign any of his rights or transfer any of his rights or obligations under this Guarantee, except with the prior written consent of the Beneficiaries.

16.2	Any of the Beneficiaries may assign any of its rights or transfer by novation any of its rights and obligations under this Guarantee in accordance with clause 10 (Assignments) of the Equity Commitment Letter and this Guarantee shall remain in effect despite any amalgamation or merger (however described) relating to any of the Beneficiaries.

17.	Partial Invalidity

If, at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under any Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the Law of any other jurisdiction will in any way be affected or impaired.

18.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Beneficiaries, any right or remedy under this Guarantee shall operate as a waiver of any such right or remedy or constitute an election to affirm this Guarantee. No election to affirm this Guarantee on the part of the Beneficiaries shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Guarantee are cumulative and not exclusive of any rights or remedies provided by law.

19.	Amendments and Waivers

Any term of this Guarantee may be amended or waived only with the consent of the Beneficiaries and the Guarantor and any such amendment or waiver will be binding on both Parties.

20.	Governing Law

This Guarantee is governed by the Laws of Hong Kong, without regard to conflict of Laws or rules thereof.

21.	Enforcement

27.1	Arbitration

(a)	Any dispute, controversy, difference or claim arising out of or relating to this Guarantee (including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it) shall be referred to and finally resolved by arbitration.

(b)	The arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be Hong Kong Law. The seat of arbitration shall be Hong Kong. The arbitral tribunal shall consist of three arbitrators to be appointed according to the HKIAC Rules. The arbitration shall be conducted in the English language.

(c)	The procedures for the taking of evidence shall be governed by the IBA Rules on the Taking of Evidence in International Arbitration.

(d)	The costs of arbitration (including reasonable costs for legal representation and other assistance) shall be borne by the losing party to the arbitration, unless otherwise determined by the arbitral tribunal.

(e)	The award of the arbitral tribunal shall be final and binding upon the parties to the arbitration. Judgment upon the award may be entered by any court having jurisdiction of the award or having jurisdiction over the relevant Party or its assets.

21.2	Waiver of immunities

The Guarantor irrevocably waives, to the extent permitted by applicable Law, with respect to himself and his revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of his assets (whether before or after judgment); and

(e)	execution or enforcement of any judgment to which him or his revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable Law, that he will not claim any immunity in any such proceedings).

THIS GUARANTEE has been executed and delivered as a deed on the date stated at the beginning of this Guarantee.

EXECUTION PAGE

THE GUARANTOR

Han Shaoyun

Address: 6F, No.1, Andingmenwai
Street, Litchi Tower, Chaoyang
District, Beijing 100011, the PRC

Signed, sealed and delivered as a deed	/s/ Shaoyun Han
by Han Shaoyun

in the presence of:

/s/ Lei Song
Signature of witness

Lei Song
Name of witness

6F, No.1 Andingmenwai Street

Litchi Tower, Chaoyang

Beijing, 100011, China
Address of witness

VP of Finance
Occupation of witness

[Signature Page to Personal Guarantee]

THE BENEFICIARIES

For and on behalf of

Ascendent Capital Partners III, L.P.

By: Ascendent Capital Partners III GP, L.P., its general partner

By: Ascendent Capital Partners III GP Limited, its general partner

By:	/s/ Lam On Na Anna

Name: Lam On Na Anna

Title: Authorized Signatory

For and on behalf of

Titanium Education (Cayman) Limited

By:	/s/ Lam On Na Anna

Name: Lam On Na Anna

Title: Authorized Signatory

[Signature Page to Personal Guarantee]